Exhibit 99.1

+1 (310) 820-8100 info@biosigtech.com

LETTER TO SHAREHOLDERS

Los Angeles, February 4, 2019

Dear Shareholder:

2018 was a seminal year for our BioSig Technologies, Inc. (NASDAQ:BSGM). We received 510(k) clearance from the U.S. Food and Drug Administration (FDA) in August 2018, which signalled a green light to bring our technology on the market. Shortly thereafter, on September 21, 2018, we uplisted our shares onto the Nasdaq Capital Market – a major platform for technology companies worldwide and rang the opening bell at Nasdaq on November 13. Also in November, we entered into a new research agreement with Mayo Clinic, which focuses on the development of additional advanced features of our first product, PURE EPTM System, and to explore applications within a new medical field. We also announced pivotal agreements to commence installations for the first commercial use of our system at two of the leading medical centers in the world: Texas Cardiac Arrhythmia Institute and Mayo Clinic. The achievement of these milestones for our company is just the beginning and gives us a solid foundation as we move into 2019.

2019 presents us with many other milestones as potential valuation drivers for BioSig. The launch of First-in-Human studies is a vital step for the Company. This is expected in the first quarter of 2019, and is material advancement towards the targeted commercial launch of our technology, We are honored that we are able to work with some of the most respected institutions worldwide on this phase of our development and are confident that this will position us well in the industry. Preparing for this vital phase has been our biggest priority in the last quarter of 2018, and we look forward to reporting on our progress as the year progresses.

A year in review

2018 was a challenging one for many national and international investors. Despite markets looking relatively stable in the first half of the year, investment returns for the year as a whole were negative across almost all asset classes. We saw the developing US/China trade war and the impact on global stock markets as a result of the Fed Reserve stance and the partial government shutdown towards the end of the year. In Europe, the markets continued to be affected by the growing political uncertainty around Brexit. Major U.S. indices experienced an average decline of 8%.

The medical device sector, to quote Medical Product Outsourcing, has ‘confronted various ghosts of yesteryear’, as a number of high-profile firms ‘instituted layoffs and defended their prior practices’. A majority of emerging medtech companies have shown significant declines in

12424 Wilshire Blvd, Suite 745 Los Angeles, CA 90025	www.biosig.com

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their market valuations, closely following falling performances of major US indices (see Appendix, table 1 and 2).

Photography by Libby Greene/Nasdaq, Inc.

Despite everything, BioSig shares [NASDAQ:BSGM] delivered 5.96% appreciation in December 2018 alone, and a cumulated 21.30% appreciation in 2018 (see Chart 1).

Building the groundwork on excellence

Since the beginning BioSig has build an un impeachable technology and reputation through working with best in class medical institutions. We developed a concept with Texas Cardiac Arrhythmia Institute and have performed 17 pre-clinical studies at the highly regarded Mayo Clinic, Mount Sinai and UCLA medical centers. Mayo Clinic has since become our strategic collaborator, as we agreed to work closely on developing advanced features for our proprietary technology, PURE EPTM System, and exploring new disease areas and applications, leading to joint IP filings and future licensing opportunities.

The growth of the organization led us to opening two additional hubs in Austin, TX and Norwalk, CT. Both locations were chosen carefully for their proximity to major clinical centers and institutional investor base. We now operate out of four locations, including our corporate office in Santa Monica, CA and a rep office in Geneva, Switzerland – a major global medical innovation and financial hub.

Growth of broader investor recognition

Early December 2018 our shares received a ‘Buy’ rating with $14.00/share price target from ROTH Capital Partners. ROTH analyst, David Solomon, MD, stated a number of reasons for their rating, including the rapidly growing market of electrophysiology and minimized execution risk due to the collective skillset of and validation of technology by BioSig’s leadership.

Our team continued to raise our own capital, bringing in $13.5 million of quality capital to finance our operational milestones.

Our shareholder base grew by 54% to nearly 3,400 shareholders worldwide, and we thank each and every one of you for your continued support and partnership in our unique organization.

Strengthening human talents

In March 2018, we formed an Advisory Board to complement our existing Board of Directors and advise the Company leadership on a range of subjects, including financing,

12424 Wilshire Blvd, Suite 745 Los Angeles, CA 90025	www.biosig.com

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commercialization, government affairs and strategic partnerships. Three prominent leaders in capital markets, clinical and governmental fields joined the Advisory Board last year, and we are working on more high-profile appointments in 2019.

We added highly experienced clinical professionals to lead our nationwide physician engagement and first installations for commercial use of our technology. We held our first Clinical Advisory Board meeting with 17 respected physicians, who provided us with valuable feedback on current challenges, which they face in their practices, and key drivers for the effective adoption of new technologies. This feedback will be instrumental in helping us shape our commercial strategy.

A year ahead

The first thing one sees when one enters our Los Angeles office is a giant ‘Quality First’ sign. It has been there since the first day of our operations and is an important reminder of what matters most to us. As we move into February, we prepare for more strategic hires, first human data and targeted market release through leading medical centers of excellence in our country.

This year, for the first time ever, we will actively participate in the largest event in our industry – Heart Rhythm Scientific Sessions. We will be presenting the results from the First-in-Human studies and the early feedback from the use of our PURE EPTM System to a larger community of physicians, our potential future customers. The HRS convention will be at the famous Moscone Center in downtown San Francisco on May 8 – 11, 2019 and we welcome all of you to see our booth on the floor – a first for the Company.

We envisage bringing our technology into at least three more leading centers following the initial First in Human (“FIH”) experience at Mayo Clinic and Texas Cardiac Arrhythmia Institute in the first half of 2019 and then expand the base of users to include many other centers, who are known as the early adopters of new technology. They will be evaluating the features and benefits of our technology, giving us important insight into the first leg of commercialization. Should that process produce expected results, we intend to expand our commercial efforts in the second half of 2019 and prepare for a steeper curve in 2020.

Everyone in our Company is a part owner in our business. Our entrepreneurial spirit is a competitive advantage in an age dominated by short-term decisions and uncertainty. As we move into the 11th year of our operations, we are committed to make this journey a prosperous one for our shareholders and our families.

We very much appreciate the importance of trust you place in us. We look forward to the years to come.

With best wishes,

12424 Wilshire Blvd, Suite 745 Los Angeles, CA 90025	www.biosig.com

+1 (310) 820-8100 info@biosigtech.com

Ken Londoner
Founder, Chairman and CEO

APPENDIX

Table 1: BioSig vs Life Science Companies in 2018

Company	Market Cap	Ticker	2018 Stock Performance
BioTelemetry, Inc	$ 1.92 billion	BEAT	98.7%
SeaSpine Holdings Corp.	$ 317.84 mm	SPNE	80.4%
AtriCure Inc.	$ 1.20 billion	ATRC	67.7%
CONMED Corporation	$ 1.75 mm	CNMD	25.5%
Crytosorbents Corp	$ 254.8 mm	CTSO	23.4%
BioSig Technologies	$ 72.99 mm	BSGM	21.3%
AngioDynamics, Inc.	$ 798.86 mm	ANGO	20.9%
Cardiovascular Systems, Inc	$ 1.01 billion	CSII	19.9%
Oxford Immunotec Global PLC	$ 355.09 mm	OXFD	-8.7%
Avanos Medical, Inc.	$ 1.89 billion	AVNS	-16.5%
Corindus Vascular Robotics	$ 200.89 mm	CVRS	-19.2%
Accuray Incorporated	$ 297.24 mm	ARAY	-21.6%
AxoGen, Inc.	$ 824.12 mm	AXGN	-28.3%
Allscripts Healthcare Solutions, Inc	$ 1.76 billion	MDRX	-33.9%
Castlight Health, Inc	$ 326.97 mm	CSLT	-42.9%
Pulse Biosciences, Inc.	$ 256.21 mm	PLSE	-51.9%
Abeona Therapeutics, Inc.	$ 336.57 mm	ABEO	-55.1%
Accelerate Diagnostics, Inc	$ 706.21 mm	AXDX	-56.4%
Cutera, Inc.	$ 235.53 mm	CUTR	-62.9%
ElectroCore, Inc.	$ 246.2 mm	ECOR	-65.2%
Dermira, Inc.	$ 299.9 mm	DERM	-74.3%
Invacare Corp	$ 148.74 mm	IVC	-74.7%

Table 2: BioSig vs Bioelectronic and Emerging Medtech Companies in 2018

Company	Market Cap	Ticker	2018 Stock Performance
BioSig Technologies	$ 72.99mm	BSGM	21.30%
SafeSkin	$ 85.7mm	SSKN	126.19%
PulseBiosciences	$ 211mm	PLSE	-45.57%
NeuroNetics	$ 344mm	STIM	-49.53%
ElectroCore	$ 209mm	ECOR	-69.70%
Cutera	$ 222mm	CUTR	-64.70%
Castlight Health	$ 319mm	CSLT	-39.74%
RTX Medical	$ 230mm	RTXI	-9.76%
iRhythm Technologies	$ 1.61 billion	IRTC	20.41%
PavMED	$ 27.4mm	PAVM	-55.50%
NanoVibronix	$ 24.3mm	NAOV	-19.50%

12424 Wilshire Blvd, Suite 745 Los Angeles, CA 90025	www.biosig.com